Exhibit 99.1

For Release: 5:00 p.m. EDT	Contacts: Julie S. Ryland

Wednesday, April 15, 2015	205.326.8421

ENERGEN SEES ADDITIONAL, SIGNIFICANT COST SAVINGS IN 2015

New Service Cost Cuts Combine with Efficiency Gains to Reduce

Permian Basin Drill-and-Complete Costs

SERVICE COST REDUCTIONS ALSO LOWER PROJECTED MANCOS WELL COSTS

BIRMINGHAM, Alabama – Energen Corporation (NYSE: EGN) said today that it expects to realize additional well-cost savings of 15 percent to 25 percent during the last nine months of 2015 in the Permian Basin as a result of additional drilling and completion service cost reductions and drilling efficiencies that have been achieved. This is in addition to the 10 percent drilling and completion service cost savings (relative to 2014) already included in its 2015 drilling and development capital budget of approximately $1.0 billion. Energen rebid its service contracts at the end of March 2015.

“Drilling efficiency gains are being felt particularly in the Delaware Basin, where our drilling team is making excellent progress in reducing the number of days to drill,” said James McManus, Energen’s chairman and chief executive officer. “These efficiency gains have resulted largely from making changes in the casing program, improving hole-cleaning practices, optimizing the bottom-hole assembly selection, and modifying the mud program. The number of days needed to drill a new 4,500’ lateral Wolfcamp well to total depth in the Delaware Basin has declined to a current average of 30 days; our best drill time this year has been 20 days.

“In our Midland Basin Wolfcamp A & B development program, we continue to achieve drilling efficiencies, but the largest cost savings for new drills are the result of drilling and completion service cost reductions,” McManus added. “The average number of days to drill a new 7,500’ lateral Wolfcamp development well to total depth in Glasscock County is 21 days – 5 days with spudder rig and 16 days with drilling rig. Our best drill time this year has been 15 days – 5 days with spudder rig and 10 days with drilling rig.

“All of these cost savings and efficiency gains will impact our capital and, possibly, our drilling plans for 2015. We currently are assessing the impact of these cost reductions and expect to discuss any changes to existing plans in our upcoming quarterly disclosure to be issued after the market closes on May 6,” McManus added.

Per Well Drill-and-Complete Costs by Play

MIDLAND BASIN DEVELOPMENT WELLS ($MM)

	Current		EOY Target		Original Budget
	South	North	South	North
Wolfcamp A (7,500’ lateral)	$6.1	$6.3	$5.9	$6.1
Wolfcamp B (7,500’ lateral)	$6.3	$6.5	$6.0	$6.3
Wolfcamp A (6,700’ lateral)	$5.8	$6.0	$5.6	$5.8	$6.5 - $7.5
Wolfcamp B (6,700’ lateral)	$6.0	$6.2	$5.8	$6.0

Wolfcamp A (4,400’ lateral)	$5.1	—	$4.9	—
Wolfcamp B (4,400’ lateral)	$5.3	—	$5.1	—	$6.0 - $6.3

MIDLAND BASIN APPRAISAL WELLS ($MM)

	Current		Original Budget
	South	North
Wolfcamp A (10,000’ lateral)	$8.0	$8.2
Wolfcamp B (10,000’ lateral)	$8.2	$8.4	$11.5 - $12.0
Wolfcamp C (10,000’ lateral)	$8.6	$8.8

Wolfcamp A (7,500’ lateral)	$7.3	$7.5
Wolfcamp B (6,700’ lateral)	$7.4	$7.6
Spraberry (7,500’ lateral)	$7.2	$7.4	$9.0 - $10.0
Spraberry (6,700’ lateral)	$6.9	$7.1

DELAWARE BASIN EXPLORATORY WELLS ($MM)

	Current	Original Budget	Single Well Pad Target	Pad-drilling Development Well Target
Wolfcamp A & B (4,500’ West)	$8.3		$8.1	$7.5
Wolfcamp A & B (4,500’ Central)	$8.2	$10.0 - $11.0	$7.4	$6.9
Wolfcamp A & B (4,500’ East)	$8.7		$8.5	$7.7

SAN JUAN BASIN EXPLORATORY WELLS ($MM)

	Current	Original Budget
Mancos (4,500’ South Central)	$5.1
Mancos (4,500’ East and West)	$5.5	$6.5

NOTES:

•	All drill-and-complete costs include approximately $0.2 million of well-specific facilities costs (i.e., costs associated with getting production off the lease).

•

Drill-and-complete costs for appraisal/exploratory wells are greater than for development wells due to the one-off nature of the exploratory drilling and associated “science” as compared with pad drilling in a development (manufacturing) mode.

•	“Current” represents the drill-and-complete cost of a new well as of April 1, 2015, and includes service cost reductions and drilling efficiencies currently being achieved.

•	The “EOY Target” and “Single Well Pad Target” reflect potential, additional efficiency gains at current drilling and completion service costs.

Energen Corporation is an oil and gas exploration and production company with headquarters in Birmingham, Alabama. The company has 1.1 billion barrels of oil-equivalent proved, probable, and possible reserves and another 2.2 billion barrels of oil-equivalent contingent resources. These all-domestic reserves and resources are located primarily in the Permian Basin in west Texas. For more information, go to http://www.energen.com.

FORWARD LOOKING STATEMENT: This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.